Exhibit 99.1

April 27, 2012

Dear McEwen Mining Shareholders,

Please find below the El Gallo Complex development update and a story of how McEwen Mining is helping to improve the communities surrounding its operations.

Key development highlights over the past two weeks are:

• Process plant assembly underway

• Carbon column installation complete

• Crushing equipment assembly underway

• Heap leach earthwork complete.

To view the El Gallo Development Photo Update, please click here.

To view McEwen Mining’s community story, please click here.

For further information contact:

Jenya Meshcheryakova	Mailing Address
Investor Relations	181 Bay Street Suite 4750
Tel: (647) 258-0395 ext 410	Toronto ON M5J 2T3
Toll Free: (866) 441-0690	P.O. Box 792
Fax: (647) 258-0408	E-mail: info@mcewenmining.com

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MCEWENMINING MUX ALMOST 70 YEARS OLD, AND STILL NO HILL TOO STEEP TO CLIMB Moises Garcia Cuevas, commonly known as “Cejas” by his amigos, is one of McEwen Mining’s most coveted assets and one of the few who can be accredited with the El Gallo silver discovery. Son of a blacksmith, he was born and raised in a small village just outside Guamuchil, Sinaloa (Cerro Agudo). It was at his fathers blacksmith business where his rock passion began. Everyday he watched local miners who would bring in ore specimens hoping to recover gold and silver using his father’s heating and forging equipment. He has been prospecting since he was fifteen years old. Equipped only with a backpack containing sample bags, a GPS, and a rock-hammer, he continues to scale the Sierra Madre Mountains at the age of 68 looking for the next major mineral discovery. Truth be told: should the terrain be too difficult for his aging knees, Moises employs a donkey (and watermelons for fuel) to arrive at the top. Moises left the small village where he was born at nineteen to begin what became a very fragmented working history only to land him right back where he started, in Cerro Agudo. Searching for a higher wage and more opportunity, Moises headed for Los Mochis, Sinaloa to begin working. He held a number of various jobs; however, Moises was never completely satisfied with his new surroundings. Following his father’s footsteps, Moises opened a blacksmith shop to help service the formerly operating Palmarito silver mine. Although after a number of lucrative years in operation, Palmarito shut down and he moved to the United States in search of better opportunities. Speaking no English but eager to succeed, Moises worked in Arizona, Las Vegas, Chicago, and Los Angeles. A quick study and honest hardworker, Moises toured the United States working on watermelon farms, as a dishwasher, a lab assistant, and at a car service repair shop. However, with aspirations of raising a family, Moises returned home to Cerro Agudo. When the Magistral Mine first commenced operations, Moises started sampling perspective areas near the property in hopes of finding a new discovery for the company. After successfully identifying a number of new anomalous areas and demonstrating his skills to the mine general manager, he was offered a full-time job as a prospector and has done it ever since. When US Gold (now McEwen Mining) acquired the Magistral Mine asset in 2007, a “Prospector Bonus Program” was immediately implemented. Rational: the weather is hot, the bugs are terrible and the company knew $30/day wages were not providing enough incentive to critical members of the exploration team. Where was the motivation? The new policy awarded prospectors, in cash, the value on a per tonne basis for samples they took. The rules: 1) samples must be insitu 2) at least 50 meters away from any known area and 3) be worth at least $1000 tonne total gross metal value. To date, Moises has collected thousands of dollars in bonuses (along with many others on his team). This program was instrumental in finding the El Gallo discovery. In addition to sample bonuses, prospectors are also granted company stock options to better help them realize on future discoveries! Moises still lives in Cerro Agudo with his wife and two sons. Experiences like this are one of many success stories where McEwen Mining and its employees have both mutually benefited from its operations. Moises is a great example of our commitment to hiring locally and the value which accompany that corporate philosophy. We thank Moises for his continued hard work in the field and congratulate him on his life long accomplishments. MCEWENMINING Contact information : Jenya Meshcheryakova info@mcewenmining.com 1.866.441.0690

MUX El Gallo Complex Development Photo Update April 27, 2012 MCEWEN MINING

2 ADR process plant equipment arriving on site.

3 ADR process plant equipment arriving on site.

4 Process plant assembly.

5 Carbon column installation complete.

6 Crushing equipment being prepared for assembly.

7 Crushing equipment being prepared for assembly.

8 Crushing equipment being prepared for assembly.

9 Foundation for primary crusher.

10 Earthwork preparation for crushing equipment.

11 Lime silo arriving at El Gallo.

12 Refinery being assembled.

13 Blast hole drilling in the Samanegio open pit.

14 Hauling ore to stockpile area.

15 Hauling ore to stockpile area.

16 Heap leach earthwork complete.

MUX For further information please contact: Jenya Meshcheryakova Investor Relations Tel: (647) 258-0395 Toll Free: (866) 441- 0690 Fax: (647) 258-0408 Email: info@mcewenmining.com MCEWEN MINING